                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                (Amendment No. 3)

                    Under the Securities Exchange Act of 1934


                          NATIONAL SEMICONDUCTOR CORP.
                    ----------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
               --------------------------------------------------
                         (Title or Class of Securities)

                                    637640103
                    ----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                        (Continued on following pages(s))

                                Page 1 of 4 Pages

- -----------------------------------          ----------------------------------
 CUSIP No.  637640103                             Page 2 of 4 Pages
- -----------------------------------          ----------------------------------

- -------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           THE TCW GROUP, INC.
           (FORMERLY KNOWN AS TCW MANAGEMENT COMPANY)
           95-3703295
- -------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  / /
                                                                  (b)  / /
- -------------------------------------------------------------------------------
 3   SEC USE ONLY


- -------------------------------------------------------------------------------
 4   CITIZEN OR PLACE OF ORGANIZATION

     NEVADA
- -------------------------------------------------------------------------------

                   5  SOLE VOTING POWER
                                                             12,739,894
  NUMBER OF      --------------------------------------------------------------
   SHARES          6  SHARED VOTING POWER
BENEFICIALLY                                                          0
  OWNED BY       --------------------------------------------------------------
    EACH           7  SOLE DISPOSITIVE POWER
  REPORTING                                                  12,739,894
   PERSON        --------------------------------------------------------------
    WITH           8  SHARED DISPOSITIVE POWER
                                                                      0
- -------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             12,739,894
- -------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

- -------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                  10.1%
- -------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

                                                                    HC
- -------------------------------------------------------------------------------

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- -----------------------------------          ----------------------------------
 Cusip No.   637640103                       Page 3 of 4 Pages
- -----------------------------------          ----------------------------------


     Item 1(a)  Name of Issuer:

     NATIONAL SEMICONDUCTOR CORP.

     Item 1(b)  Address of Issuer's Principal Executive Offices:

     2900 SEMICONDUCTOR DR., P.O. BOX 58090, SANTA ANA, CA  95052-8090

     Item 2(a)  Name of Person Filing:

     THE TCW GROUP, INC. (FORMERLY KNOWN AS TCW MANAGEMENT COMPANY)

     Item 2(b)  Address of Principal Business Office or, if none,
     Residence:

     865 SOUTH FIGUEROA STREET, LOS ANGELES, CA  90017

     Item 2(c)  Citizenship: NEVADA

     Item 2(d)  Title or Class of Securities: COMMON STOCK

     Item 2(e)  CUSIP Number: 637640103

     Item 2. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) [ ] Broker or Dealer registered under Section 15 of the Act
     (b) [ ] Bank as defined in section 3(a)(6) of the Act
     (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g) [X] Parent Holding Company, in accordance with Section 240.13d
             1(b)(ii)
(G)  Note: See Item 7)
     (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

     Item 4.  Ownership.*

     (a) Amount Beneficially Owned:  12,739,894

     (b) Percent of Class              10.1%

     (c) Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote                   12,739,894
     (ii)  shared power to vote or to direct the vote                         0
     (iii) sole power to dispose or to direct the disposition of     12,739,894
     (iv)  shared power to dispose or to direct the disposition of            0

* The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of
     Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

- -----------------------------------          ----------------------------------
     Cusip No.   637640103                           Page 4 of 4 Pages
- -----------------------------------          ----------------------------------


     Item 5.   Ownership of Five Percent or Less of a Class.

               Not Applicable.

     Item 6.   Ownership of More than Five Percent on Behalf of Another
               Person.

               Not Applicable.

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               The reporting person is the parent company of (i) Trust Company of the West, a California corporation and a bank as defined in
               Section 3(a)(6) of the Securities Exchange Act of 1934 ("TCW"),
               (ii) TCW Asset Management Company, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, and (iii) TCW Funds Management, Inc., a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

     Item 8.   Identification and Classification of Members of the Group

               Not Applicable.

     Item 9.   Notice of Dissolution of Group

               Not Applicable.

    Item 10.   Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participation in any transaction having such purpose or effect.

SIGNATURE:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE: April 18, 1995


SIGNATURE:  /s/ Mohan V. Phansalkar


NAME/TITLE:  MOHAN V. PHANSALKAR - VICE PRESIDENT